Exhibit (n)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Apollo Investment Corporation of our report dated May 23, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting of Apollo Investment Corporation, which appears in such Registration Statement. We also consent to the use of our report dated May 23, 2013 relating to the financial statement schedule which appears in such Registration Statement. We also consent to the reference to us as under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

June 10, 2013